Exhibit 99.1

For Release: Wednesday, May 1, 2013, 10 a.m. EDT

GM's U.S. Sales up 11 percent for Best April in Five Years

Cadillac and Buick sales continue to surge on new models

DETROIT - General Motors Co. (NYSE: GM) sold 237,646 vehicles in the United States in April, up 11 percent compared with a year ago. Retail sales increased 10 percent, fleet sales were up 16 percent and the fleet mix was 28 percent of total sales.

“Car-buying conditions are strong and will continue to release pent-up demand,” said Kurt McNeil, vice president of U.S. sales operations. “We're very optimistic because GM's market share is growing, the economy continues to move forward and important car and truck launches are just getting underway.”

Chevrolet dealers began receiving their first shipments of the all-new 2014 Impala in mid-April, and the all-new 2014 Chevrolet Silverado 1500 and GMC Sierra 1500 crew cabs will begin arriving in dealerships in the next several weeks. Buick is launching redesigns of the Regal and LaCrosse in late summer and Cadillac will launch an all-new CTS luxury sedan in the fall.

April Highlights (vs. 2012)

•	All four GM brands posted higher total and retail sales.

•	Crossovers were up 13 percent; trucks, which include pickups, vans and SUVs, were up 17 percent; and car sales were up 6 percent.

•	Large pickups were up 23 percent.

•
Strong sales of the all-new Chevrolet Spark and double-digit sales increases for the Buick Verano, the Chevrolet Sonic and the Chevrolet Cruze drove a 31 percent increase in sales of GM mini, small and compact cars.

•	The new Chevrolet Malibu achieved its best sales and retail segment share since launch.

April Highlights	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	172,460	10.9%	115,173	9.0%
GMC	34,799	6.7%	29,720	8.0%
Buick	17,157	11.1%	14,928	10.3%
Cadillac	13,230	34.3%	11,863	24.5%
Total GM	237,646	11.4%	171,684	9.9%

Calendar Year to Date Highlights (vs. 2012)

•	Cadillac was the industry's fastest-growing volume brand in the first quarter, and April's results bring the brand's year-to-date sales increase to 37 percent.

•	Through April, Buick total sales are up 23 percent. Retail sales are up 19 percent and have increased for 12 consecutive months year over year.

•	Sales to small business customers totaled 57,030 units, which is up 32 percent.

•	Chevrolet had its best-ever year-to-date crossover sales, driven by a 14 percent increase for Equinox and an 18 percent increase for the redesigned Traverse.

•	GM's large pickup sales are up 21 percent and GM's estimated retail segment share is up more than 1 percentage point and its total share is up almost a point.

•	GM's fleet mix is 26 percent.

CYTD Highlights	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	642,164	6.4%	435,094	6.9%
GMC	139,726	12.2%	121,060	13.1%
Buick	64,777	22.7%	58,216	19.0%
Cadillac	55,942	37.1%	49,887	26.7%
Total GM	902,609	9.8%	664,257	10.3%

Inventory	Units @ April 30	Days Supply (selling day adjusted)	Units @ March 31	Days Supply (selling day adjusted)
All Vehicles	720,699	76	743,786	82
Full-size Pickups	228,524	103	239,718	117

Industry Sales	April SAAR (est.)	Calendar Year (est.)	GM Full Year Forecast
Light Vehicles	15.0 million range	15.2 million	15.0 - 15.5 million range

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	April			(Calendar Year-to-Date) April - April
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	4,797	5,000	(4.1)	20,609	15,950	29.2
Encore	2,916	—	***.*	7,869	—	***.*
LaCrosse	4,307	4,545	(5.2)	15,679	18,023	(13.0)
Lucerne	—	60	***.*	4	888	(99.5)
Regal	1,746	2,852	(38.8)	5,830	9,952	(41.4)
Verano	3,391	2,989	13.4	14,786	7,969	85.5
Buick Total	17,157	15,446	11.1	64,777	52,782	22.7
ATS	2,725	—	***.*	12,475	—	***.*
CTS	2,398	4,202	(42.9)	10,260	16,276	(37.0)
DTS	—	39	***.*	3	275	(98.9)
Escalade	919	908	1.2	3,609	3,914	(7.8)
Escalade ESV	619	543	14.0	2,465	2,420	1.9
Escalade EXT	199	141	41.1	773	535	44.5
SRX	3,478	3,998	(13.0)	16,334	17,290	(5.5)
STS	1	20	(95.0)	2	107	(98.1)
XTS	2,891	—	***.*	10,021	—	***.*
Cadillac Total	13,230	9,851	34.3	55,942	40,817	37.1
Avalanche	1,927	1,676	15.0	8,186	7,170	14.2
Aveo	1	6	(83.3)	1	48	(97.9)
Camaro	7,949	9,627	(17.4)	27,147	31,551	(14.0)
Caprice	233	174	33.9	912	542	68.3
Captiva Sport	4,315	3,493	23.5	16,694	10,713	55.8
Cobalt	—	1	***.*	—	4	***.*
Colorado	425	3,499	(87.9)	2,635	13,555	(80.6)
Corvette	974	1,396	(30.2)	3,915	4,328	(9.5)
Cruze	22,032	18,205	21.0	77,763	75,288	3.3
Equinox	20,965	18,282	14.7	79,834	69,859	14.3
Express	7,850	6,599	19.0	23,381	22,266	5.0
HHR	—	—	***.*	2	9	(77.8)
Impala	10,943	14,965	(26.9)	55,286	65,342	(15.4)
Malibu	21,734	21,906	(0.8)	70,913	80,456	(11.9)
Silverado-C/K Pickup	39,395	30,749	28.1	156,044	126,387	23.5
Sonic	8,151	6,387	27.6	28,260	28,250	—
Spark	3,121	—	***.*	11,903	—	***.*
Suburban (Chevy)	3,682	3,463	6.3	13,097	13,355	(1.9)
Tahoe	9,052	5,845	54.9	25,824	19,678	31.2
Traverse	8,405	7,752	8.4	34,817	29,443	18.3
Volt	1,306	1,462	(10.7)	5,550	5,377	3.2
Chevrolet Total	172,460	155,487	10.9	642,164	603,621	6.4
Acadia	6,681	6,087	9.8	28,503	23,236	22.7
Canyon	88	787	(88.8)	724	3,851	(81.2)
Savana	1,529	2,342	(34.7)	4,414	7,380	(40.2)
Sierra	14,208	12,598	12.8	55,004	47,270	16.4
Terrain	7,964	7,839	1.6	34,770	30,035	15.8
Yukon	1,577	1,762	(10.5)	8,494	7,879	7.8
Yukon XL	2,752	1,188	131.6	7,817	4,836	61.6
GMC Total	34,799	32,603	6.7	139,726	124,487	12.2
GM Vehicle Total	237,646	213,387	11.4	902,609	821,707	9.8
25 selling days for the April period this year and 24 for last year.